Exhbit 99.1

DANKA

Moderator: Doug Pray

02-06-07/9:00 am CT

Confirmation # 7917429

DANKA

Moderator: Doug Pray

February 6, 2007

9:00 am CT

Operator:

Good morning. My name is (Hillary) and I will be the operator handling today’s call. At this time I would like to welcome everyone to the Danka’s Third Quarter Earnings conference call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time simply press Star then the number 1 on your telephone keypad. If you would like to withdraw your question press the Star then the number 2 on your telephone keypad. Thank you.

Mr. Pray, you may begin your conference.

Doug Pray:

Thank you (Hillary) and welcome to Danka’s Fiscal 2007 Third Quarter Results Call for Quarter Ending December 31, 2006. Discussing the results will be Chairman and CEO A.D. Frazier and CFO Ed Quibell. After our remarks we will be happy to take your questions.

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Moderator: Doug Pray

02-06-07/9:00 am CT

Confirmation # 7917429

Please be aware that certain statements during this call may be characterized as forward-looking under the Private Securities Litigation Reform Act of 1995 and we hereby claim the Safe Harbor protection afforded by this act for any such statements. Those statements involve a number of factors that could cause actual results to differ materially.

Listeners are cautioned not to place undue reliance on these statements which reflect our analyses only as of the date they were made. Additional information concerning these factors is contained in the company’s filings with the SEC. Copies are available from the SEC, from Danka’s web site danka.com, or from Investor Relations.

All non-GAAP financial information referenced in this call is reconciled in tables contained in today’s news release or on our web site. As a matter of policy we do not generally make any specific projections as to future results nor do we endorse any projections regarded - regarding future performance that may be made by others outside our company.

Audio replays of this call may be available for a limited time via a special dial-in number and our web site. Details can be found at danka.com or in our January 30 news release announcing this call. Now here’s Chairman and CEO A.D. Frazier.

A.D. Frazier:

Thank you Doug and good morning everyone. Thanks for joining us. Well the deal is done. Danka has sold its European business to Ricoh for approximately $210 million. The deal was closed last Wednesday in the Netherlands. Henceforth Danka is strictly a U.S. based operating company and we are a very different company than we were before.

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Moderator: Doug Pray

02-06-07/9:00 am CT

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We intend to use the proceeds from the sale of this asset to pay down term debt and to strengthen our working capital position. As our financing strategy unfolds we will make our financial stakeholders aware at the appropriate time.

As I have said before our board and management reached the conclusion that selling our European business was in the best interest of the company because of the value received and because of the strategic importance of the sale to the financial structure of the surviving U.S. operation.

And as I said in a conference call with all of our European country heads last Wednesday, we wish them all the best and are proud of the contribution that those very fine professionals made to Danka over the years and particularly during the period when the business was for sale and futures were uncertain.

In a moment Ed will discuss our results for the quarter and the year to date as shown in our press release which I presume you now have. This is not a simple matter in that we must reflect results under two reporting regimes.

We are incorporating results from a business which we no longer own and for reasons which I will describe as technical we are restating FY 2006.

In my remarks further on I will seek to put Danka into perspective as a U.S. based operating company. The primary points are as follows. Danka is now almost exactly half the company it was before last Wednesday in terms of revenues. (Miff) is slightly more than half and headcount is slightly less than half.

Beyond those basic observations I would encourage caution in drawing conclusions concerning the financial performance of this U.S. business. For

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Moderator: Doug Pray

02-06-07/9:00 am CT

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example, much is yet to be done in finalizing the closure of our European structure and debt repayment will obviously have a significant impact on the timing and the amount of certain cash flows.

When we brought order to all of these financial statement moving parts I think you will agree that we are a company whose performance should be much easier to understand.

In the meantime however as Ed works on settling up in Europe and I am working with our U.S. team to keep our sales and service staff focused on delivering superior effort for our customers in this market, we believe that morale is strong and that our people are committed to our ultimate success.

As I turn the decision - the discussion, excuse me, over to Ed let me simply offer one top level observation. While Q3 operating results were disappointing, it was the third consecutive quarter that the company has demonstrated operating profit on an adjusted basis.

And on a year to date basis the company has reported adjusting operating earnings of $14.7 million as opposed to operating losses of $7.4 million for the same period last year. When I return I will discuss the U.S. operations in more detail. Ed?

Ed Quibell:

Thanks A.D. Good morning everyone. Today we issued a press release in the U.K. and IFRS for the quarter ended December 31, 2006. These numbers show our European operations as discontinued operations for the quarter.

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Moderator: Doug Pray

02-06-07/9:00 am CT

Confirmation # 7917429

Our U.S. press release of today was issued under U.S. GAAP and shows our European operations as continuing operations for the quarter as our shareholder approval for the sale of Europe was obtained after the quarter end. I will be using the U.S. GAAP numbers on this call. This is the same situation we found ourselves in last quarter.

In the year ended March 31, 2006, we disclosed that we had recovered $4.6 million from our insurance carriers regarding worker’s compensation overpayments from prior periods.

We correctly booked this cost adjustment and recovered all the cash owing. This was disclosed in our filings including our Form 10-K for the year ended March 31, 2006.

This quarter we discovered that we had been incorrectly interpreting FAS 109 for the treatment of the timing difference of goodwill amortization for tax purposes.

We had charged this difference to deferred tax on the balance sheet instead of adjusting the evaluation allowance on deferred tax through the provision in the income statement. There is no cash impact due to this adjustment. The adjustment for the year ended March 31, 2006 amounts to $1.4 million.

Neither of these adjustments on their own would require a restatement of our previously issued financial statements but combined they trigger the restatement requirement.

After discussions with our audit committee we concluded that we should restate our previously filed financial statements and will be filing an amended

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Moderator: Doug Pray

02-06-07/9:00 am CT

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Form 10-K for the year ended March 31, 2006 and the interim quarterly periods in fiscal year 2007.

We do not believe that this restatement materially changes the overall trends of the company but rather moves these two adjustments into their correct reporting period.

As A.D. mentioned, on January 31, 2007 which was only last week, we closed on the sale of our European operations to Ricoh. We originally announced the deal on October 12, 2006 and received shareholder approval on January 19, 2007. Please refer to our Form 8-K which we are filing today for further details on this transaction.

Now let’s get back to the quarter and the review. Please remember that the numbers we reported today and that we will be discussing on this call including those from prior periods include our European operations which we sold on January 31, 2007 as well as the impact of fluctuations in the foreign currency exchange rates. I will start with the income statement.

Consolidated revenue for the quarter was $234.4 million, up from the previous quarter by 4.3% or $9.6 million but down 7.5% or $19 million from the prior year quarter.

The increase from the prior quarter is mainly due to seasonality while the decrease from the prior year quarter is a result of reduced equipment sales in the U.S. which I will discuss more in a moment.

Retail equipment and related sales for the quarter was $80.5 million, up 2.4% sequentially but down 14.9% on a year over year basis. The decrease occurred in the U.S. and is a sales headcount issue which we are taking steps to rectify.

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Moderator: Doug Pray

02-06-07/9:00 am CT

Confirmation # 7917429

We have hired a number of additional sales staff in the third quarter and should start producing results in the fourth quarter and the first quarter of the new year.

Retail services revenue was $116.4 million for the quarter, up $2.7 million from the previous quarter and down only $1.2 million from the prior year. The sequential increase occurred in Europe while our U.S. revenue was flat.

Retail supplies and rentals revenue was $13.1 million for the quarter which is consistent with the prior quarter and down $3.1 million from the prior year quarter. The decrease from the prior year was in the U.S. and is the result of the divestiture of a supply sales subsidiary earlier in the year.

Wholesale revenue was $24.5 million for the quarter, up 26.5% from the prior quarter and down only slightly from the prior year quarter by 2.3%. This increase was in Europe and was caused once again by seasonality.

Consolidated gross margin in the quarter was 30.7% as compared to 32.7% last quarter and 31.5% for the same quarter prior year. The decrease sequentially was in our retail equipment and services business and was shared by both the U.S. and European businesses and was the result of some increased competition and pricing pressure.

Contributing to this was a charge taken in Q3 against our retail services revenue relating to the continuing cleanup of both billing and receivables. This amounted to an approximately $2 million additional charge in the quarter and we anticipate we should recover most of that in the upcoming quarter.

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Moderator: Doug Pray

02-06-07/9:00 am CT

Confirmation # 7917429

Now turning to the operating expenses, total operating expenses were $73.3 million for the quarter, up $3.8 million sequentially but down $6.9 million from the prior year quarter.

If we exclude restructuring and costs associated with the sale of Europe, adjusted operating expenses would have been $71.7 million, up 4.4% sequentially but down 10.6% from the prior year quarter.

The increase sequentially is a result in part of the additional investment in our sales force. Adjusting operating - adjusted operating expense was 30.6% of total revenue as compared to 30.5% in the prior quarter, both of which are in line with our 30% goal.

I would also like to note that $5.8 million of year to date charges relating to the sale of Europe will be reversed out of SG&A in Q4 as part of our accounting for the sale of Europe.

For the quarter we recorded a $1.2 million operating loss from continuing operations as compared to earnings of $4.1 million for the prior quarter and a loss of $.4 million from the prior year quarter.

If we look at adjusted operating earnings from continuing operations which excludes restructuring and costs associated with the sale of Europe, we had earnings of $.4 million as compared to earnings of $4.9 million in Q2 and a loss of $.4 million in the prior year quarter.

On a year to date basis as A.D. mentioned, adjusted operating earnings from continued operations which excludes restructuring, loss on sale of subsidiary, and costs associated with the sale of Europe, we generated earnings of $14.8

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Moderator: Doug Pray

02-06-07/9:00 am CT

Confirmation # 7917429

million. This compares to a loss of $7.4 million for the first nine months of the prior year.

The majority of this improvement relates to the cost savings we have put in place. We are pleased with this improvement on a year to year basis, year over year, and it is a clear indication that the actions we have taken and are taking are beginning to show results.

On a non-operating basis we incurred $8.1 million of net interest expense, a tax benefit of $4 million, and a loss of $.2 million from discontinued operations.

The tax benefit relates to reserves in Europe that are no longer needed. This resulted in a net loss of $5.5 million for the quarter versus net earnings of $5.6 million in the prior quarter and net earnings of $3.1 million in the same quarter prior year.

Now let’s look at the balance sheet. Net cash and restricted cash totaled $35.6 million as compared to $46.5 million in the prior quarter and $48.8 million in the year over year quarter. We were a net user of cash during the quarter of $10.9 million as a result of our shortfall in sales and the payment of $12.8 million in interest.

Accounts receivable DSOs decreased by four days from the prior quarter to 55 days and was flat when compared to the same quarter prior year. Our efforts on improving our billing accuracy and collections remain at a very high level.

Inventory levels increased to $88.6 million during the quarter as compared to $83.8 million in the prior quarter and $86.1 million in the same quarter prior

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Moderator: Doug Pray

02-06-07/9:00 am CT

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year. We do not expect this trend to continue and we will be working to reduce inventory levels.

Accounts payable and accrued expenses of $236.3 million increased by $1.8 million over the prior quarter and $14.1 million over the prior year. The increase sequentially was due mainly to the inventory increases.

Deferred revenue reduced in Germany by approximately $4 million where annual billings in advance were delayed to January, 2007 due to systems constraints.

The balance was a reclassification between deferred revenue and accounts receivable in the U.S. and did not affect the income statement, cash flow, or working capital. Neither of these items affected the results for the quarter.

Capital expenditures were $6.4 million for the quarter compared to $4.2 million last quarter and $2 million in the same quarter prior year. The increase relates to rental equipment supplied to a large government customer.

We remain positive about the opportunities we now have due to the sale of Europe. We continue to focus on improving our balance sheet and our U.S. operations.

Reducing fixed charges like interest will improve the profitability of the company and we are still working through the details of the use of proceeds from the sale of Europe and naturally will be reporting on this on future calls. We look forward to reporting on a simpler Danka in the future. Thank you and let me hand you back to A.D.

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Moderator: Doug Pray

02-06-07/9:00 am CT

Confirmation # 7917429

A.D. Frazier:

Thank you Ed. As I said in my opening remarks, Danka is a different company than we were before the sale of Europe. The difference however is not just a function of size. It’s also a function of market focus, business practices, and go-to-market strategy for example.

We are moving from simple to more complex and demanding target markets with the attendant refinements in our multi-vendor positioning. We are moving from less formal to more formal marketing management. We are moving from centralized decision making to more decentralized decision making as it pertains to matters relating to the customer.

We are demanding more strategic analysis in our marketing practices. And we are improving the tools with which our managers can drill down into their business to determine trends, issues, and opportunities.

We have sharpened our approach to error reduction. We are becoming more focused on the customer and on the process consistency that first rate customer service demands. And we’re asking our staff to chin to a very high standard of professionalism in all aspects of our business.

Some of these changes are purely operational, some others are strategic, and others go to the very culture of this company. I believe these changes are all directionally positive and that we’re gaining momentum in implementation.

Having said that, I must candidly offer that while I am very confident in our long term success in this business, we have encountered some bumps in the road during the change process and some of our surprises have not been positive.

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Moderator: Doug Pray

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For example, our hardware results in the U.S. for the third quarter did not meet my expectations surprisingly. And while other aspects of our operations such as service revenue, margins, expense management were within forecast bands, our U.S. results for the quarter gave me pause to draw any conclusion on what rate of growth to expect from our U.S. assets just yet.

And while our U.S. management team is working on this I can readily see how you as thoughtful observers and shareholders can want to see more trend line financial data free of adjustments and special items before drawing meaningful conclusions about the degree of our future success as a U.S. only operation. I expect that we’ll see some noise in the fourth quarter as well as we record the financial implications of the sale of this European asset.

In the meantime though I feel it’s important to establish something of a baseline concerning operations in the U.S. so that you’ll have a better perspective on our company when the financials catch up and looking at the U.S. only.

Concerning machines in the field and placements, our (miff) in the U.S. declined from Q2 by 1% but we did see increases in segments four, six, and color.

For example, color placements were up quarter to quarter 12%. And while hardware revenue did not meet expectations, total placements actually increased for the quarter. We have installed our alternative marketing program in 12 locations and are beginning to see positive results.

Concerning service, service revenue in the U.S. continued to stabilize in Q3 with margins consistent with Q2 and up a point over the same quarter last year.

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Moderator: Doug Pray

02-06-07/9:00 am CT

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Average response time slipped a little bit but was improved over Q1. First call completion improved. Completed calls per day improved by 5% over Q2 and 13% over Q1. Color clicks were up 3% for the quarter as were high volume clicks. Total clicks were flat.

As reported by our customers in 96% of the cases our service technicians were rated to meet or exceed expectations for service excellence. And our new mobile field services initiative will bring our service technology up to an industry leading standard by the end of the first quarter of FY ’08.

Concerning sales - concerning head personnel rather, our sales headcount has increased over 13% from Q4 of last year. We have installed a new training regimen to better position this team to compete in the more complex areas of our business. At the same time total headcount in the U.S. has declined by 4% through improvements in organization and the application of technology.

We have installed an industry leading sales commission payment system that ensures that commissions are awarded on a timely basis and are paid twice monthly.

And we have implemented a series of process and technology enhancements that will enable our customer facing personnel to better and more quickly respond to and anticipate customer needs.

Concerning billing accuracy, gross customer credits declined in dollar amount from Q2 to Q3 to a level just lower than Q1. And the actual number of credits declined by 6% from Q2 at 18% from Q1.

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Moderator: Doug Pray

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This effort is getting a full court press from all areas of the company both in the line and in the staff. And we are testing some standardized contract offerings during this quarter to see how our customers might respond to a simplification of billing alternatives.

We are working on numerous fronts to improve billing accuracy. After all this is a core element of customer satisfaction. However, I would hasten to say that gross credits which we have talked about here is an impossibly crude measure by which to assess progress for financial statement purposes. So we’ll be applying much more sophisticated analytics to this issue in the future.

In conclusion, welcome to the new Danka. The past nine months have seen the U.S. company engage in significant rationalization of our structure and strategy to conform to the realities of our size and presence in U.S. territorial markets.

We have built on the major and no doubt painful choices that were made in the months prior under previous administrations and we are committed to take full advantage of the opportunities provided by the capital from the sale of Europe to recreate in the U.S. a powerful and fully resourced competitor in our chosen markets.

Having said that, Ed and I will be here to take your questions. We’ll be delighted to answer as many of them as we can so please Operator queue them up.

Operator:	At this time I would like to remind everyone, if you would like to ask a question press Star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

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Moderator: Doug Pray

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Your first question comes from the line of Hector Forsythe from Evolution Securities.

Hector Forsythe:	Good afternoon gentlemen or good morning to you.

Men:	Hello Hector.

Hector Forsythe:	Hi, thanks for running through that in some detail. It sounds very much as if there’s some good underlying improvement coming through in the U.S. business.

I was just thinking you could run through in a little bit more detail the disappointment in the U.S. hardware number and give us a little bit more color on why that came about. And the second part of the same question is can you move - take us through some of the working capital movements as well?

A.D. Frazier:	The hardware miss in the U.S. was frankly a function of two things, one general and one specific. We have a very able group of leaders in our U.S. operation and I’m proud of them.

And I think in the third quarter they took their eye off the ball toward the end of the calendar year and the holiday season and we let our pipeline oversight get away from us. That’s the general matter.

Specifically, high volume is becoming a larger portion of our overall business which we are happy with and we had a number of high volume transactions that for whatever reason not all by any means the responsibility of our staff -- some of it was our customers who took days off and so forth and we just

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didn’t get finished -- where the high volume sale didn’t get completed by quarter end in time to get booked, invoiced and booked.

So that’s probably the largest single contributor but as a general matter I think we took our eye off the hardware ball and I’m confident that our team is not going to make that mistake again. As to working capital, Ed?

Ed Quibell:

Yeah I think I did try to address some of that. As I mentioned on the call Hector, we were a user of cash to the tune of about $10 million odd. We did find that our inventory has increased more than we anticipated and some of that relates to the hardware issue that A.D. has just mentioned.

The only other item and any really movement of any consequence was the deferred revenue which I did explain in some detail. And I said neither - that didn’t affect our working capital at all because it was mainly adjustment between AR and deferred revenue.

Hector Forsythe:	Okay, thank you very much for that. I’ll pass it on.

Ed Quibell:	Thanks Hector.

Operator:	Your next question comes from Bob Evans of Craig Hallum Capital.

Bob Evans:	Good morning gentlemen.

Men:	Hi Bob.

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Moderator: Doug Pray

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Bob Evans:

Can you comment a little bit more on the margin side? I believe you said there was $2 million in a reserve that hit service margins. If I do the math that kind of brings back the margins to about where you were last quarter, kind of around that 36% or just below 36% level.

Is that, I mean, are there, I mean, how do you view your margins? Is there opportunities there to improve margins, particularly service margins? I know you’ve done some cost cutting but I’m just trying to get your general sense of as we look at the U.S. business out a year or so how should we think about margins and margin opportunities.

A.D. Frazier:	Well you spotted the number. The dollars were related to some payments that we thought were going to come in from the government but didn’t and now they have come in. Ed do you want to add to that?

Ed Quibell:

Yeah we have a kind of methodology where we have a fairly strict process for creating reserves and when a payment is late we take a reserve against it. And now that we have received it we can back some of that reserve out. So I do believe that, you know, most of that $2 million we mentioned will correct itself over the next quarter.

But I do think that just generally our service margin focus is very much on productivity. We are seeing improvements there. And then once again we’re - even in our hardware sales we are focusing specifically on profitable business and we’re being very, very disciplined in not selling a business that’s not profitable.

If you remember A.D. has mentioned the razor, razor blade concept which we’ve been getting away from over the last few quarters. So we believe we should be able to maintain the margins over the last couple of quarters going forward.

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A.D. Frazier:	On the hardware side, and on the service side I’d like to think we can make some improvements in that. For the first time in years we began last summer, and I’m so proud of our team here.

They have been working throughout the past two quarters to put in place what we call mobile field services technology which is new to us. It’s not new to the industry. Other companies have it but it’s the first time we have invested in the service. Our very, very excellent service people with new technology that is going to make their jobs simpler and improve the accuracy with which they do it.

That initiative involves new hardware and new software and some functionality that we haven’t had in the past. When we get it installed we think we’ll be right up at the leading edge of the industry in enabling the service technicians and in so doing improving their productivity and therefore service margin.

Bob Evans:	Okay well when will that be done?

A.D. Frazier:

It is in process underway now. We have been working on it for - well since last summer. The issue of technology related to service came up at a Town Hall meeting. We got our heads together about it and said now we’ve got to get some investment here we haven’t done in a long time.

Our team here in St. Petersburg and elsewhere got together and found some software and some hardware and we’ve been testing it and making it work and now we’re rolling it out with full implementation expected to be complete by the end of Q1 of 2008. The benefits we’ll start seeing I think immediately.

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Moderator: Doug Pray

02-06-07/9:00 am CT

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The overall benefit will start tracking in on a steady state basis in Q2 and beyond.

Bob Evans:	Okay, and can you talk - you said machines in the field, what are they at right now? If I remember right at one time about - it was for the whole company, 275 or so?

A.D. Frazier:	Yeah, and the U.S. is about 121 million -- excuse me, I wish -- 121,000 machines.

Bob Evans:	Okay and...

A.D. Frazier:

(Unintelligible). It’s - the (miff) in Europe excluding Australia was 108,000. As I said in my comments the (miff) was slightly more than half and headcount is slightly less than half and so forth. It’s tracking slightly down by 1%, less than 1% from Q2.

This is a number that has been declining as you know over time and we’re glad we see it start to stabilize a little bit. And we would like to see the (miff) increase obviously, you’re going to want to see that too. And when we see that we were disappointed that it didn’t happen in Q3 and we’re going to be watching to see how we do in Q4.

Bob Evans:	Okay and you said some business it sounds like got deferred from Q3 to Q4 on the hardware side in the U.S. Can you give us some ballpark sense of how much that might be?

A.D. Frazier:	It was about $2 million.

Bob Evans:	Okay, okay.

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A.D. Frazier:	And largely in the area of high volume.

Bob Evans:	Okay.

A.D. Frazier:	We just took our eye off the ball a little bit right around the turn of the year with the holidays and the like and it’s an interesting phenomenon in this business as everybody here knows.

And I’m probably the last to realize is that because historically the way customers buy our products -- and they’re very smart buyers I might add -- they tend to wait until quarter end to want to make the final purchase because they have been conditioned over the years by others that salesmen try to meet their quotas and they can probably get a better deal at quarter end.

Well it’s hard to push on that strain to get sales moved earlier in the quarter which we have done incentives and the like. But the fact of the matter is that you have a big pileup in pipeline at the end of a quarter and some of that we lost track of, just lost oversight of.

Bob Evans:

Okay and as it relates to SG&A and dealing with Europe, I mean, how much can be taken out there? You had said there’s some work to be done by Ed over the next few months. I’m just trying to get a sense of is there much cash that can be generated from asset sales and so forth.

Ed Quibell:	Yeah there is a little bit there. We do have property and we have a couple of leases that we want to get out of. We will immediately reduce the staff with the sale.

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There are one or two individuals who are helping me on this who will be with us through the end of March and then there will be a skeleton staff going forward. So we’ll see a gradual reduction of those type costs as we work through the process over the next couple of quarters.

Bob Evans:	Okay, the dollars, are we talking meaningful dollars or, you know, are we talking $5 million in asset sales? I’m just trying to get a sense of magnitude.

Ed Quibell:	No, no, no, no, no. It’s not that. I think it’s one property is all that’s left that we’ve got to get rid of and, you know, that’s probably going to be $1 million or so.

Bob Evans:	Okay and final question, on the sales force you’ve added. Now are you at where you need to be on the sales force for the U.S.?

A.D. Frazier:

Well no. This - the number got - if you look back at our past numbers as I’m sure you have Bob, a couple of years ago the sales force in the United States was 850 or so salespeople, direct salespeople. And if you look at the performance they were generating losses.

The sales force shrunk down to under 400, under 375, and we said, you know, this is just too small. This company can sustain a lot more than that and we need to recruit some people so we did. The number is now up over 420 for the - as of the end of the year.

And we’re completely satisfied with the people we’ve recruited, the new hires. And as I said in my comments we made the training regimen a lot more robust and structured and so forth so that our salespeople are better armed when they go into the market. We’ll have an increased focus on that on a go forward basis.

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Moderator: Doug Pray

02-06-07/9:00 am CT

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The fact of the matter is I’d like to see our sales force increase by another 50 to 75. Particularly I’d like to add to our high volume team which we have made great strides in this year. But that’s about the extent of it for now.

Bob Evans:	Okay, thank you.

Ed Quibell:	Thanks Bob.

Operator:	Your next question comes from the line of Chris Sipple, Blue Lion Capital.

A.D. Frazier:	Hi Chris.

Chris Sipple:	Hi guys, how are you doing?

A.D. Frazier:	Good thanks.

Chris Sipple:	Can you maybe give any type of color in terms of gross or operating margins for the U.S. stand alone business?

Ed Quibell:	We will be breaking those out. I don’t have them right in front of me to be honest. As I said earlier in the call I’m working up the GAAP numbers.

A.D. Frazier:	They will be split out in the Q.

Ed Quibell:	Yeah we will split them out as we normally do in the Q which we’ll be filing probably later this week, early next week.

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Chris Sipple:

Okay great. And then is it safe to assume or, I mean, is it a fair assumption that op ex could be cut in half when you look at the two businesses or is that not a fair assumption? Like in terms of, you know, for the remaining business if you just take the overhead, corporate overhead and cut that in half, is that fair to do?

Ed Quibell:

That’s not totally a fair split because there are naturally costs related to the Board of Directors, to various other things which you’re just not going to cut in half, you know, just general overview, etc.

So it’s not a full 50/50 split. We will be working to bring it down and we should be kind of seeing that as we go. As I said earlier, we’re going to be doing that through a phased approach.

A.D. Frazier:

Corporate overhead includes things like internal audit which will reduce but not obviously eliminate. It includes Sarbanes-Oxley compliance issues and the preparation for that. It includes our audit fees which we can’t eliminate but we’ll work on reducing. It includes Boards of Directors, it includes Ed and me which is not going anywhere.

So but there are a number of people who as time goes on will not be there because the work that they do has to do with our European structure. And as Ed works as I said in my comments to reduce that, those will be reduced.

However, what we have done is we have said to our U.S. operation and as we look to the future, we need to make sure that all of the - all of whatever corporate is now going to be fully funded by U.S. operation and built our expectations accordingly.

DANKA

Moderator: Doug Pray

02-06-07/9:00 am CT

Confirmation # 7917429

Chris Sipple:	Okay great. And then finally have you guys given, you know, talked any more about consolidating all your equity listings around the world and then what type of cost savings could be had by doing that?

Ed Quibell:	I think that goes into the whole kind of discussion we’ve got. You know, we are a PLC in the U.K. We don’t have any operations now other than the U.S.

As we work through this whole final step of restructure, of cost cutting, etc., we’ll be addressing that. No final decision has been made at this stage. But we are U.S. based and so it makes sense in the long run to target to be a totally U.S. based company.

Chris Sipple:	Is that something that could be done this year?

Ed Quibell:	There’s a lot of other moving parts. It’s something we’ll been working towards and I’d like to see us do it sooner rather than later.

A.D. Frazier:	You mean this calendar year?

Chris Sipple:	Yes, calendar.

A.D. Frazier:

We’re going to try to make the decisions. We may end up deciding that we want to stay listed as a PLC and thus on NASDAQ. But the choices will be made and the implications will be made known to you so that you can sense and we’ll tell you how much money we’re going to save if we do something like this.

Chris Sipple:	Okay great, thanks guys.

A.D. Frazier:	Thank you.

DANKA

Moderator: Doug Pray

02-06-07/9:00 am CT

Confirmation # 7917429

Ed Quibell:	Thanks Chris.

Operator:	Your next question comes from Robert Andrade from Millennium Partners.

Robert Andrade:	Good morning.

Men:	Hi Robert.

Robert Andrade:	Congratulations on the closure of the sale. My first question relates to the restatements that were ongoing. Do we have a sense of timing for that?

Ed Quibell:

Yes. I want to just get it out of the way and behind us so we’re working hard to probably get that - the 10-Q refiled probably within two weeks at max. I’d like to see it filed earlier. That’s such a minor change.

Neither number is large, you know, part of it is it really looks at ’06. The $4.6 million worker’s comp has to get spread back into ’05 and ’04 and then this $1.4 million in taxes which we’re moving back to ’06.

So we’re not talking big numbers, you’re not going to see major differences on anything. I think it’s just a matter of, you know, crossing the i’s and dotting the t’s. And by the way, it doesn’t affect cash or anything else.

Robert Andrade:	Right and that was the Q and the K, is that what you said I believe?

Ed Quibell:	Yeah we’ll do the K and then we have to do the Q’s for the last two quarters.

Robert Andrade:

Right, and does this impact at all our ability to address our current capital structure or debt? I know that’s one of our initiatives in the near term, but do we have to wait for this to be clarified before we can do that?

DANKA

Moderator: Doug Pray

02-06-07/9:00 am CT

Confirmation # 7917429

Ed Quibell:	Absolutely not. Once we file it it’s filed.

Robert Andrade:	Okay and can we get any further update as far as timing on addressing our capital structure, I guess specifically the debt?

A.D. Frazier:

Let me take the view from the top. When I came here in March selling Europe is not something that really I would have wanted to do. These are good people, they have good businesses, each of our countries.

There was only one that was really under water and that was (Nordic). The fact of the matter was that the asset sale was the solution to getting debt repaid. So the obvious point number one is that our intent is to pay down interest or pay down debt.

Now having said that, we have two, as you know, two traunches of debt. One is a subordinated traunch and one is the traunch of senior notes. The subordinated is due in April ’08 and the senior notes are due in June of ’06, June of ’10.

By virtue of needing to deal with the senior notes first however, and you really have to say okay what are we going to do with the senior notes before we do anything with the suborindated notes.

Now be assured that the principal use of proceeds is going to be to pay down debt. Which one of these traunches it’s going to focus on is something we’re strategizing about now with our advisors. But as a fact one is at 10%, the junior notes, and the senior notes are at 11%.

DANKA

Moderator: Doug Pray

02-06-07/9:00 am CT

Confirmation # 7917429

So paying down one or the other, it’s basically a (unintelligible) to me in terms of the interest cost. We’ve got to pay down something because the interest burden that the U.S. operation can meaningfully sustain is not $30 million. So that’s going to be a high priority is getting that debt reduced.

Ed Quibell:	And of course Robert we will be governed by the indentures, you know, on the seniors particularly in the actions we take as we go forward.

Robert Andrade:	Right so is it the hope that we will have I guess a further update by the next quarter call or next call?

A.D. Frazier:

Yeah, sure. This - I’d say about 80% of Ed’s time is being spent on lining up Europe right now, maybe 70%, and the rest of it is talking about it together with the advisors who handle it as to use of proceeds and talking with our board.

Our board had a meeting in Phoenix last week. This was a topic of conversation. We’ll be meeting again with them. But the bottom line on it is that paying debt is what we’re about doing with this money.

Robert Andrade:	Right, and if I may, can you just give me, I know there’s IFRS and there’s GAAP, but just after the sale pro forma cash and debt, you know, currently? Is that something you could give me?

Ed Quibell:

No I don’t have that. I’ve been focused on this press release. As I say we will be filing our Q which should help you there. There will also be an 8-K going out on the - giving a pro forma of the U.S. operations looking back to December so you should be able to get something from that.

DANKA

Moderator: Doug Pray

02-06-07/9:00 am CT

Confirmation # 7917429

Robert Andrade:	Okay but the proceeds I guess, a simpler way to ask it, the proceeds from the sale were consistent with our prior press release? I believe it was around, you know, $205 million or so?

A.D. Frazier:	Yeah.

Ed Quibell:

We got $210 million (unintelligible). There was $7-1/2 million held back as we go through the final adjustments for net worth which as we said before can only be $5 million up or down. So we received net $202,500,000.

Robert Andrade:

Okay and my last one, and I appreciate the time, is the cap ex for the quarter of $6.4 million. You mentioned one of it was or a large part of it was attributed to the large government customer. Was that the - was that government customer in the U.S. or in Europe?

Ed Quibell:	U.S.

A.D. Frazier:	U.S.

Robert Andrade:	U.S.

Ed Quibell:

Yeah, U.S. based. I think the main point I was making there was we’re not spending a lot of capital expenditures just on internal operations. We’re spending a little bit of money on the service initiative we’re rolling out. But the majority of that $6.2 million was customer loaded.

Robert Andrade:	And are you guys at liberty to give kind of a maintenance cap ex number for the business going forward? Is it roughly $8 million a year? Is that a good number to go with?

DANKA

Moderator: Doug Pray

02-06-07/9:00 am CT

Confirmation # 7917429

Ed Quibell:	Traditionally we’ve been running around that number.

A.D. Frazier:	I think it’s high.

Robert Andrade:	You think that’s high.

A.D. Frazier:	I do.

Robert Andrade:	Okay, thank you very much.

Ed Quibell:	Thanks Robert.

Operator:

At this time I would like to remind everyone, if you would like to ask a question press Star then the number 1 on your telephone keypad. Your next question comes from the line of Rasmus Hinz from Bank of America.

Rasmus Hinz:	Good morning A.D., good morning Ed.

Ed Quibell:	Hi Rasmus.

Rasmus Hinz:

Hi there. Congratulations first of all on the completion. My main question on the capital structure was just answered so I just have one minor follow-up question. You also mentioned that you will use part of the proceeds in order to improve working capital. Do you have any sense how much that will be?

Ed Quibell:	I think that will just happen kind of as we’re working through it. Nothing has been finalized but, you know, just saving of interest is going to save money which is going to improve working capital.

DANKA

Moderator: Doug Pray

02-06-07/9:00 am CT

Confirmation # 7917429

So I think that’s just a general catch-all. We don’t have a specific target that we’re going to be putting any specific money to it. We’re just going to be looking at our obligations under the indentures and then working through it.

Rasmus Hinz:

Okay great, and then is there any - what’s your sense of the timing? When will you approach debt holders or make a proposal? Is it going to be a matter of a few weeks or do you think that it’s going to be more next quarter, just to get a rough idea?

Ed Quibell:

You know, we’re so early in the decisions. You know, my point of view is I’d rather do it sooner rather than later because I want to save the interest so we’ll be working with our advisors. But to be honest Rasmus we just haven’t made a final decision yet.

Rasmus Hinz:	Okay great.

A.D. Frazier:	And a large part of what we do is going to be governed - obviously everything is governed by the indentures. And so there’s some things that we simply can’t do right now.

Rasmus Hinz:	Yeah I understand.

A.D. Frazier:	You understand all that. So but please know that our appetite for getting debt paid down is huge because we’ve got to get this $30 million rock out of our rucksack.

Rasmus Hinz:	Okay great. Okay thank you very much, all my other questions have been answered.

A.D. Frazier:	Thanks Rasmus.

DANKA

Moderator: Doug Pray

02-06-07/9:00 am CT

Confirmation # 7917429

Ed Quibell:	Thank you.

Rasmus Hinz:	Thank you very much.

Operator:	Your next question comes from the line of Craig Carlozzi from Mast Capital.

Craig Carlozzi:	Hey guys.

Men:	Hi Craig.

Craig Carlozzi:

I apologize if you have discussed this. I hopped on and off the call several times. Regarding the use of proceeds specifically with respect to your working capital, can you give us a sense for the magnitude of what you’re expecting there? I mean, is it a marginal adjustment to your working capital or is it, you know, going to be a material use of your proceeds?

Ed Quibell:	Well, you know, first of all Craig we are governed by what we can do with the funds under the indenture so, you know, we have to stay within that. So to me it’s not going to be a major adjustment.

I think it’s going to benefit us and naturally our working capital will benefit just by paying down loans, you know, paying down debt as well. So it’s - as we said earlier, it’s something we’re working through but, you know, do not have any fixed numbers on any of that at this stage.

Craig Carlozzi:

Okay fair enough. And my last question is, you know, post obviously the sale, and congratulations again on the closure, post the debt repayment. In a normalized environment how much liquidity do you expect or do you feel that you need to operate the U.S. business comfortably?

DANKA

Moderator: Doug Pray

02-06-07/9:00 am CT

Confirmation # 7917429

Ed Quibell:	Now that’s a, you know, you need liquidity. You need working capital if you’re running a profitable business and your AR is being entered correctly and you’re managing it all, you know, you need less.

So, I mean, I would be comfortable with a normal amount of cash and a line in place. We would always have that as the fall back. We have a $50 million line with Bank of America. To me, you know, you’re looking at $20 million to $30 million plus the line and you should be very comfortable with a business this size.

Craig Carlozzi:	Fantastic, thank you very much.

A.D. Frazier:

This is - Craig this is a great opportunity. I’m going to take off on another topic here. We are working throughout the company, and there’s no simple silver bullet, I wish there were, to improve our collections of the revenue we bill.

And it’s an issue obviously for most people in the industry but we find it to be a keen one. And there’s opportunity in that number to pick up significant amounts of cash and influence directly the bottom line.

So please know that we’re working on that. That’s been sort of the obverse of billing accuracy or billing inaccuracy, billing errors. So in addition to our general run rate kind of improvement in cash, the cash flow, the working capital improvement will result from the efforts to improve billing accuracy and it’s a significant initiative.

DANKA

Moderator: Doug Pray

02-06-07/9:00 am CT

Confirmation # 7917429

Craig Carlozzi:	And any meaningful improvement in billing, is that more of a forward-looking statement or is there some real low-hanging fruit that you have identified that you expect to capture?

A.D. Frazier:

Low-hanging fruit, it doesn’t appear to be. These are complex contracts that in some cases have been amended and modified over the years as we have added and deleted machines from the customers’ portfolio.

What I would say is that as we do a better job of working on this accuracy initiative our credits will come down. Our credits came down in the third quarter which is good. They came down from the second quarter, they came down from the first quarter both in number and dollar amount.

And as I said in my remarks though, gross credits, just the dollar amount of that is absolutely an impossible tool for measuring improvement in this process and we’ve got a lot more to do. And we’ll have a lot more to say about that in future earnings calls. But that’s a source of liquidity.

Craig Carlozzi:	Okay well thank you very much.

A.D. Frazier:	You bet.

Ed Quibell:	Thanks Craig.

Operator:	Your next question comes from the line of Ken Bann.

Ken Bann:	Good morning. One quick question, do you have an estimate of what might be any tax payments (unintelligible)?

DANKA

Moderator: Doug Pray

02-06-07/9:00 am CT

Confirmation # 7917429

Ed Quibell:	Yeah there’s basically zero tax on the deal as it’s been structured and we do have NOLs for the foreseeable future in the U.S. So we do not anticipate any major tax payment for the foreseeable future.

Ken Bann:	Great, thank you.

Ed Quibell:	All right, thanks Ken. I think Operator we’ve probably got time for one more.

A.D. Frazier:

Let’s kind of make sure everybody got tax credits in the - or NOLs in the U.S., usable NOLs in the U.S. It has nothing to do with that spurious tax credit issue that was raised earlier a year or ago or so forth in (Luxemburg). Let’s don’t make any confusion about that. That we believe and know for sure is worthless to us but we do have tax losses in the U.S. that are useful to us.

Ed Quibell:	Yes, that’s correct. Thanks, Operator.

A.D. Frazier:	Are there any other questions because I think it’s probably about time for us to wrap up. One more?

Operator:	Yes sir, your next question comes from the line of Eric Gurry.

Eric Gurry:

Hi guys, congratulations on getting the deal done. One more quick question for you, just a follow-up on an earlier question. You talked about the sales shortfall when you guys took your eye off the ball and some sales didn’t get closed. So can we look forward to kind of catching up on those fourth quarter?

A.D. Frazier:

Your question is a savvy one. Let’s say that I’ll be personally following our efforts in Q4 with a keen eye. A number of those deals actually did get booked in the first couple of weeks, first fortnight of January and that’s good. Some of them it turns out will slip a little bit beyond that.

DANKA

Moderator: Doug Pray

02-06-07/9:00 am CT

Confirmation # 7917429

The - I’m not going to try to keep a record, running score of the deals that were supposed to have been booked and track those down beyond the first major bowl of something that did get booked. And beyond that I’d say we just feather that into the Q4 results.

So we had a pretty good January and we’ll go from there. I hate to be non-specific about this but actually we did book a number of those deals in January.

Eric Gurry:	Great, okay thanks guys.

Ed Quibell:	Thanks Eric.

A.D. Frazier:	Ladies and gentlemen, we thank you for your interest in following our company. It is a new day at Danka in the U.S.

The - we trust that you will see or foresee over the months and quarters ahead that we are operating in a fashion that befits an organization that’s seeking to change and improve its strategic position in the marketplace using size frankly as an advantage where we believe that we can be more responsive and we can make the changes in our sales force and our sales approach that perhaps might be a little tougher for some of our larger competitors. We will as always be happy to answer your questions if you call us, Ed or I or Doug, others of us here.

I want to say once more how proud I am of the staffs both in Europe and in the U.S. The European leadership, I met with them right before the sale was announced and we talked about things.

DANKA

Moderator: Doug Pray

02-06-07/9:00 am CT

Confirmation # 7917429

They did a very fine job of being thoroughly professional as they wound up their career with Danka and started a new one with Ricoh. I frankly wish - know that they will do well. I know Ricoh is glad to have them. I think they’ll be operating under the InfoTech brand.

And in the U.S. I’m proud of our folks here who have put up with a lot of noise in the marketing channels and are doing a great job of getting us well positioned in the markets that we have chosen to serve and so congratulations to all the people who have made the results possible and we look forward to good things in the future. Having said that, thank you to Ed for his focus on the deal and with that I’ll say goodbye.

Operator:	Ladies and gentlemen, this concludes today’s Danka conference call. You may now disconnect.

END